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                                                                EXHIBIT 21.1

Subsidiaries of the Registrant:

Corgi Classics Limited
Corgi Classics Holdings Limited (formerly known as Exitarena Limited) Dongguan Xinda Giftware Company Limited
Guangzhou Jin Yi Advertising Company Limited
Hua Yang Holdings Company Limited
Hua Yang Printing Holdings Company Limited
Luen Tat Model Design Company Limited
Luen Tat Mould Manufacturing Limited
Onchart Industrial Limited
Shenzhen Huaxuan Printing Product Company Limited
Wealthy Holdings Limited